Exhibit 5.1
OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION
December 4, 2007
Limelight Networks, Inc.
2220 W. 14th Street
Tempe, Arizona 85281

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 4, 2007 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 15,692,090 shares of your common stock, par value $0.001 per share (the “Shares”), subject to currently outstanding options or reserved for issuance under the Amended and Restated 2003 Incentive Compensation Plan and 2007 Equity Incentive Plan (collectively, the “Plans”). As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.
     It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely, WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ WILSON SONSINI GOODRICH & ROSATI